EXHIBIT 99.1

PRESS RELEASE

For Immediate Release

Company:	MFRI, Inc.
Contact:	David Unger, Chairman

MFRI ANNOUNCES COMMON STOCK OFFERING

Niles, IL, February 6, 2007 -- MFRI, Inc. (NASDAQ: MFRI) announced today that it has entered into definitive agreements with respect to the sale of approximately 1,000,000 shares of common stock at a price of $18.50 per share pursuant to the Company’s existing shelf registration statement previously filed and declared effective by the U.S. Securities and Exchange Commission (SEC). The Company expects to use the estimated net proceeds of $18,500,000 from the sale of the shares for general business purposes. The sale of 608,000 shares closed today, February 5, 2007, and the sale of the remaining shares is expected to close on or about February 6, 2007

Lane Capital Markets, LLC acted as a placement agent for the offering.

A preliminary prospectus supplement and accompanying prospectus relating to the sale have been filed with the SEC and may be obtained from the SEC website at http://www.sec.gov. This news release is not an offer to sell or a solicitation of an offer to buy any of the shares of the Company’s common stock.

Statements and other information contained in this announcement which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

MFRI, Inc., headquartered in Niles, Illinois, is a manufacturer of custom-designed industrial filtration products, specialty piping and leak detection systems and industrial process cooling equipment. For more company information visit the MFRI, Inc. website at http://www.mfri.com.

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